CONSULTANCY AGREEMENT

MAY 27, 2020

ENOSI LIFE SCIENCES CORP

and

Ozan Pamir

ALLEN & OVERY

Allen & Overy LLP

0125258-0000001 LT:20530631.1

CONTENTS

THIS AGREEMENT is made on May 27, 2020

BETWEEN:

(1) **ENOSI LIFE SCIENCES CORP.** (the **Company**); and

(2) **Ozan Pamir** of 2451 Greenwich St., Unit 202, San Francisco, California, USA, 94123 (the **Consultant**)

IT IS AGREED as follows:

1. INTERPRETATION

1.1 In this agreement:

Board means the board of directors of the Company from time to time;

The Business of the Company means the research and development of anti-TNF therapies which do not block the TNFR2 receptor and effective complementary cancer therapies.

Commencement Date means May 7, 2020;

Confidential Information means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating, without limitation, to the business, clients, customers, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company or in relation to which the Company or any Group Company is subject to a duty of confidentiality and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or of any persons having dealings with the Company or any Group Company, whether or not such information (if it is not in oral form) is marked confidential, and includes, without limitation:

(a) existing and prospective activities of the Company or any Group Company, including timing, business plans and financial information;

(b) existing and prospective terms of business, prices and pricing strategies and structures, profit margins, trading arrangements and rebates of the Company or any Group Company;

(c) existing and prospective marketing information, plans, strategies, tactics and timings relating to the Company or any Group Company;

(d) existing and prospective lists of suppliers and rates of charge relating to the Company or any Group Company;

(e) existing and prospective financial and other products or services, including applications, designs, technical data and qualifications relating to the Company or any Group Company;

(f) existing and prospective software applications relating to the Company or any Group Company;

(g) information relating to existing and prospective officers, employees and consultants of the Company or any Group Company including their engagement, their contractual terms including commission and bonuses and information relating to the termination of their employment or appointment with the Company or any Group Company;

(h) any disputes and litigation proposed, in progress or settled in relation to the Company or any Group Company;

(i) any invention, technical data, or other know-how of the Company or any Group Company; andexisting and prospective research and development activities.

Group means the Company, its subsidiaries, its holding company or any subsidiary of its holding company and **Group Company** means any one of them;

Services means the services to be provided by the Consultant on the terms contained in this agreement as described in the Schedule 1;

Working Day means a day other than a Saturday, Sunday or other public holiday in USA.

1.2 References in this agreement to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate.

1.3 Any reference in this agreement to a statutory provision includes any statutory modification or re-enactment of it for the time being in force.

1.4 The Schedule forms part of this agreement, and any reference to this agreement includes the Schedule.

1.5 The headings in this agreement do not affect its interpretation.

2. SERVICES

2.1 With effect from the Commencement Date, the Company shall engage the Consultant, and the Consultant shall make himself/herself available, to provide the Services to the Company and the Group and such other services consistent with the Services as the Company may require of the Consultant from time to time on the terms set out in this agreement. Services are more clearly defined in the Schedule 1.

3. DUTIES OF CONSULTANT

3.1 The Consultant shall:

(a) perform the Services with due diligence and in a safe and competent manner;

(b) acquaint himself/herself and comply with any working practices, rules or procedures applicable to independent contractors at any location where the Services are being performed (whether or not the Company's premises);

(c) comply with all applicable laws and regulations;

(d) act in, and use his/her best endeavours to promote and protect, the interests of the Group in accordance with the general policy and directions of the Company;

(e) comply with all reasonable instructions given to him/her by the Company provided that the Consultant shall not be subject to the direction of the Company as to the manner in which the Services are to be provided;

(f) give to the Company such information regarding the provision of the Services or obtained by him/her in the course of performing the Services as the Company may require.

3.2 The Consultant shall provide the full benefit of his/her knowledge, expertise, technical skill and ingenuity in connection with the provision of the Services and shall devote his/her time, attention and abilities to the Services at such times as may be necessary for the proper performance of the Services.

3.3 If the Consultant is unable to provide the Services due to illness or injury, the Consultant shall inform the Company and, if the absence continues, it shall keep the Company informed of the reason for the absence and its expected duration.

3.4 The Consultant shall immediately disclose any conflict of interest to the Company which arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant.

4. COMPENSATION

4.1 In consideration of the provision of the Services, the Company shall pay the Counsultant a fee of $5,000 USD per month (the "**Fee**"). The parties also acknowledge that Company has issued shares of common stock to Consultant in 2019 by its predecessor in Canada, which also serve as compensation for the Services.

The parties acknowledge that the Company is currently in the process of raising additional capital through Reg D and Reg A+ offerings and the compensation of the Consultant will be revisited upon successful completion of such offerings.

4.2 The Consultant shall invoice the Company on the same day of each month as the Commencement Date, for the Fee incurred in respect of the preceding month. The Company shall pay any invoice submitted in accordance with this Clause **Error! Reference source not found.** within 15 calendar days of receipt.

4.3 The Company shall be entitled to deduct from the Fee due to the Consultant any sums that the Consultant may owe to the Company at any time.

4.4 The Consultant shall be eligible to participate in the Company's stock option plan, as in effect from time to time (the "**Stock Option Plan**"). All grants of stock options made to the Consultant will be made in accordance with and subject to the terms of the Stock Option Plan (including after applicable blackout periods) and subject to approval of the Board and any stock exchange on which the Company's shares are traded. The grant of any stock options will be made at the discretion of the Board in accordance with the terms of the Stock Option Plan. The Consultant acknowledges that the Board will be entitled to impose vesting conditions in connection with any grant of options.

5. EXPENSES

All expenses, including but not limited to travel, reasonably incurred and pre-approved, and for the purposes of fulfilling your duties, will be reimbursed.

6. CONFIDENTIAL INFORMATION

6.1 The Consultant acknowledges that in the course of the provision of the Services, he/she will have access to Confidential Information belonging to the Group. The Consultant has therefore agreed to accept the provisions of this Clause 6.

6.2 The Consultant shall not make use of or divulge to any person any Confidential Information:

(a) concerning the business of the Company or any Group Company and which comes to his/her knowledge during the course of or in connection with the provision of the Services or his/her holding of any office within the Group from any source within the Company or any Group Company; or

(b) concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

6.3 This clause shall not apply to information which:

(a) is used or disclosed in the proper performance of the Services or with the prior written consent of the Company;

(b) or comes to be in the public domain (except as a result of a breach of the Consultant's obligations under Clause 6.2 above)

(c) is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

6.4 This clause shall continue to apply after the termination of this agreement (whether terminated lawfully or not) without limit of time.

6.5 Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

7. COMPANY PROPERTY

For the avoidance of doubt, all documents, manuals, hardware and software provided for the Consultant's use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile or smart phones and tablets, if provided by the Company) remain the property of the Company and must be returned by the Consultant at any time on the Company's request.

8. INTELLECTUAL PROPERTY

8.1 The parties foresee that the Consultant may make, conceive, develop and/or create Intellectual Property Rights in the course of providing the Services.

8.2 In this clause:

(a) **Intellectual Property Rights** means patents, rights to Inventions, copyrights and related rights, trademarks and service marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights, and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, that relate to the Business of the Company;

(b) **Inventions** means inventions, ideas and improvements that relate to the Business of the Company, whether or not patentable, and whether or not recorded in any medium; and

(c) **IP Materials** means all records, reports, documents, papers, drawings, designs, typographical arrangements, software, photographic or graphic works of any type, and all other materials in any medium or format, which are created by or on behalf of the Consultant in the course of providing the Services and that relate to the Business of the Company.

8.3 The Consultant hereby assigns to the Company all existing or future Intellectual Property Rights that relate to the Business of the Company which arise in the course of performing the Services (including without limitation the IP Materials, all present and future copyright, and copyright revivals, and extensions). This assignment shall take effect immediately on the creation of each of the Intellectual Property Rights and without payment to the Consultant, other than the Fee.

8.4 The Consultant agrees to sign all documents and do all other acts and things which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this Clause. This includes joining in any application which may be made for registration of any Intellectual Property Rights (such as a patent, trade mark or registered design) arising in the course of, or in connection with, providing the Services.

8.5 The Consultant agrees that it may only use the Intellectual Property Rights and IP Materials to perform his/her obligations under this agreement, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

8.6 The Consultant waives all moral rights or equivalent rights in other jurisdictions in IP Materials to which he/she would otherwise be entitled under the law of any relevant jurisdiction.

8.7 The Consultant shall immediately transfer to the Company all IP Materials in his/her possession or under his/her control when this agreement expires or terminates for any reason, or at any time when the Company requests. No copies or other record of any IP Materials may be retained by the Consultant except with the prior written consent of the Company.

8.8 The Consultant hereby irrevocably appoints the Company to be its attorney in his/her name or on his/her behalf to sign, execute or do any instrument or thing and generally to use his/her name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause. A certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case so far as any third party is concerned.

8.9 This clause shall survive expiry of this agreement, or its termination for any reason.

9. OTHER ACTIVITIES

9.1 Nothing in this agreement shall prevent the Consultant from undertaking any other business activities while this agreement is in force, provided that:

(a) such activity does not cause a breach of any of the Consultant's obligations under this agreement;

(b) the Consultant shall not engage in any such activity if it relates to a business which is similar to or in any way competitive with the business of the Company (or any Group Company) without the prior written consent of the Company; and

9.2 The Consultant shall not enter into any publicity or make any announcement with regard to this agreement unless with the Company's prior written consent.

9.3 The Consultant shall not at any time after the termination of this agreement for whatever reason represent himself/herself as being in any way connected with the business or activities of the Company or any Group Company.

9.4 In this clause:

(a) **Relevant Period** means the period of 12 months ending on the Termination Date;

(b) **Relevant Area** means any part of any country in which the Consultant was actively involved in the business of the Company or another Group Company at any time during the Relevant Period; and

(c) **Termination Date** means the date on which this agreement terminates.

9.5 The Consultant covenants with the Company that he/she will not for a period of 12 months after the Termination Date be concerned in any business which is carried on in the Relevant Area and which is competitive or likely to be competitive with any business in which the Consultant was actively involved during the provision of the Services during the Relevant Period and which is carried on by the Company or another Group Company at the Termination Date.

9.6 The Consultant covenants with the Company that he/she will not directly or indirectly on his/her own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date (except on behalf of the Company or any Group Company):

(a) canvass or solicit business or custom for treatments, therapies drug candidates or products of a similar type to those being developed, manufactured or dealt with or activities similar to those being conducted by the Company or any Group Company at the Termination Date, and with which development or activities the Consultant was actively involved during the Relevant Period, from any person who has been at any time during the Relevant Period a customer of the Company or any Group Company with whom the Consultant was actively involved during the provision of the Services during the Relevant Period; or

(b) deal with any such person.

9.7 The Consultant covenants with the Company that he/she will not directly or indirectly on his/her own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any supplier or contract research organisation of the Company or any Group Company or distributor of the Company's or any Group Company's intended treatments, therapies, drug candidates or products with whom the Consultant was actively involved during the provision of the Services during the Relevant Period, to cease to supply, or to restrict or vary the terms of supply to, the Company or any Group Company or to cease to distribute any of the Company's or any Group Company's products or restrict or vary the terms of the distributorship or otherwise interfere with the relationship between a supplier or distributor and the Company or any Group Company.

9.8 The Consultant covenants with the Company that he/she will not directly or indirectly on his/her own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any employee to whom this subclause applies to leave the employment of the Company or any Group Company (whether or not this would be a breach of contract by the employee). This subclause applies to an employee of the Company or any Group

Company with whom the Consultant had material dealings during the provision of the Services during the Relevant Period.

9.9 The covenants in this clause are for the benefit of the Company itself and as trustee for each other Group Company.

9.10 Each of the restrictions in each paragraph or subclause above are enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

9.11 This clause shall survive expiry of this agreement, or its termination for any reason.

10. TERMINATION

10.1 This agreement shall continue in force until the date two years after the Commencement Date on which it shall terminate. At any time before this date the Company or the Consultant shall be entitled to terminate this agreement as set out below.

10.2 The Consultant shall be entitled to terminate this agreement on giving to the Company two weeks' notice in writing.

10.3 The Company shall be entitled to terminate this agreement on giving to the Consultant two weeks' notice in writing.

10.4 The Company may, without prejudice to any other rights it may have, terminate this agreement immediately by written notice to the Consultant if:

(a) the Consultant fails or neglects efficiently and diligently to perform the Services or is guilty of any breach of its or his obligations under this agreement (including any consent granted under it);

(b) the Consultant is guilty of any fraud or dishonesty or acts in a manner (whether in the performance of the Services or otherwise) which, in the reasonable opinion of the Company, has brought or is likely to bring the Consultant, Company or any Group Company into disrepute or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

(c) the Consultant becomes bankrupt or makes any arrangement or composition with his creditors.

10.5 Upon termination of this agreement for whatever reason the Consultant shall:

(a) deliver to the Company all books, documents, papers, materials, records, correspondence (on whatever media and wherever located) relating to the business of the Company or its customers, and any keys, mobile telephones or other property which may then be in his possession or under his power or control; and

(b) delete any information relating to the business of any Group Company or its customers stored on any computer, disk, memory stick or other storage media which is in the Consultant's possession or control outside the premises of the Company.

10.6 Clauses 1, 6, 7, 8, 9, 12, 13, and 14 shall survive the termination of this agreement.

11. WARRANTY

11.1 The Consultant warrants to the Company that (i) by entering into this agreement and performing the Services, he shall not be in breach of any contract or other obligation, and (ii) he shall not use the confidential information of any third party for the benefit of the Company.

12. NO EMPLOYMENT OR PARTNERSHIP

12.1 Nothing contained in this agreement shall be construed or have effect as constituting any relationship of employer and employee, worker status, agency or partnership between the Company and the Consultant.

12.2 The Consultant shall be responsible for, and indemnify the Company in respect of, the payment of national insurance, income tax and any other form of taxation in respect of the Fee (including any interest or penalties imposed on the Company in respect of such payments).

12.3 The Consultant shall not be entitled by virtue of this agreement to bind the Company or any Group Company or to contract in the name or create liability against the Company or any Group Company in any way and for any purpose except as expressly authorised in writing by the Company.

13. GENERAL

13.1 With effect from the Commencement Date, all other agreements and arrangements between the Consultant and the Company relating to the provision of Services by the Consultant shall cease to have effect and accordingly any sum or sums paid to the Consultant by way of fees under any such other agreements or arrangements in respect of any periods since that date shall be deemed to have been received by the Consultant on account of the Fee. This agreement constitutes the entire agreement and understanding between the parties.

13.2 No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

13.3 The Consultant shall not assign this agreement to any person; nor shall he sub-contract or delegate to any person any of his obligations under this agreement (other than to a Substitute in accordance with the terms of this agreement).

13.4 This agreement is governed by and shall be construed in accordance with the laws of the State of California.

13.5 The parties submit to the exclusive jurisdiction of the State and federal courts in the State of California for all purposes relating to this agreement.

14. NOTICES

14.1 Any notices or other document to be served under this agreement may be delivered or sent by email or by first class post to the party to be served at the Company's registered office for the time being or, in the case of the Consultant, to his/her last known address.

14.2 Any such notice or other document shall be deemed to have been served:

(a) if delivered, at the time of delivery;

(b) if posted, at 10am on the second Working Day after it was put into the post;

14.3 In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a first class letter.

AS WITNESS the hands of the duly authorised representative of the Company and the Consultant on the date which appears first on page 1.

SCHEDULE 1

THE SERVICES

The Consultant should serve as the Company's Chief Financial Officer and have the industry standard duties, responsibilities and authority of such position. Such duties shall include but not be limited to the following:

- Providing leadership, direction and management of the finance and accounting team (external or internal). Ensuring the financial obligations of the Company are met in a timely manner.
- Provide guidance to the CEO and board of directors on financing initiatives, any potential mergers and acquisition opportunities and go-public initiatives.
- Managing the processes and related service providers to obtain additional financing.
- Managing the processes for financial forecasting and budgets, and overseeing the preparation of financial statements and all financial reporting.
- Managing key relationships with the Audit Committee, auditors and various other key professional service providers such as investment banks, legal counsel, and brokerages.
- Managing relationships with key shareholders.
- Reviewing all formal finance, HR and IT related procedures. Identify, acquire and implement systems and software to provide critical financial and operational information. Implement internal control procedures.
- Providing strategic recommendations to the CEO/president and members of the executive management team and board of directors. Advising on long-term business and financial planning.
- Establish and manage the Company's system for records maintenance.
- Manage the Company's banking and financial accounts, and investments of any retained funds.
- Manage the Company's system for review, approval, and payment of the Company's obligations and invoices.

SIGNATORIES

EXECUTED

by **Enosi Life Sciences Corp.**

acting by: ....

EXECUTED

by Ozan Pamir

....

05/28/2020